Exhibit 10.1

January 15, 2024

Offer Letter

To:
Mr. John Doherty
Via Email: jndoherty13@gmail.com

Dear John,

Kaltura, Inc. (the “Company” or “Kaltura”) is pleased to offer you the position of Chief Financial Officer, on the following terms. As explained in more detail below, the offer of employment is contingent upon your agreement to the terms and conditions set forth in this offer letter (this “Letter”) and the attachments hereto. If you accept our offer, we would like you to start on February 1, 2024 (the “Effective Date”), while during the term commencing at said date and ending on February 29, 2024 (i.e.., until after both the filing of the Company’s 2023 annual report on Form 10-K and earning calls completion) (herein, the “Handover Date”), you shall serve as an executive officer in support of the Company’s financing activities, and from and after the Handover Date, you shall be nominated and assume full responsibility as the Chief Financial Officer of the Company.

If the terms discussed below and, in the attachments, hereto are acceptable to you, please sign this Letter and the attachments where indicated and return them to the Company.

1.
Base Salary – Subject to your continued employment by Kaltura, your annual base salary will be at a gross amount of at least $470,000 (four hundred and seventy thousand US Dollars). Your base salary may be increased but shall not be decreased (your base salary as adjusted, the “Base Salary”) payable in twenty-four semi-monthly pay period installments (i.e., a 2-weeks payment twice a month). All payments by the Company to you hereunder of any kind will be subject to the withholding of federal and state taxes and other authorized deductions and governmental assessments required pursuant to any applicable law. This is a Full-Time position.

2.
Benefits – Subject to your continued employment by Kaltura as a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be offered to other employees of the Company who hold positions of similar responsibility as yours, if and to the extent adopted, implemented and approved by the Company. The eligibility criteria and amount and extent of benefits to which you may be entitled will be governed by the specific benefit plan and will be subject to any applicable policy of the Company, as may be updated from time to time in the Company’s sole discretion. For additional details on available benefits, please refer to the specific benefit plan document.

3.	Additional Compensation – Subject to your continued employment by Kaltura, you will be eligible to receive additional performance-based compensation (the “Performance Based Compensation”) as follows:

3.1.
For your employment term during 2024 from the Effective Date until December 31st, 2024, (i) the Pro-Rata portion of the 2024 MBO performance based compensation, and (ii) the Initial LTI, each as set forth in Exhibit A.1. and Exhibit A.1.(a) hereof; and

3.2.
For your employment term from January 1st, 2025 until the effective date of termination of your employment, MBO performance based compensation in accordance with the plan attached hereto as Exhibit A.2., as may be updated by the Company from time-to-time and additional LTI performance based compensation as shall be determined by the Company from time to time.

Kaltura, Inc. • 860 Broadway, 3rd Floor New York, NY 10003 • Tel: 646-290-5445
Kaltura (Europe) Ltd. • 4th Floor, LABs House, 16-19 Bloomsbury, London, WC1A 2BA, UK
Kaltura Ltd. • Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel 5126014

www.kaltura.com

4.
Reimbursement of Expenses – You will be eligible for reimbursement of pre-approved reasonable and necessary expenses incurred by you in furtherance of the Company’s business, in accordance with the Company’s travel and expense policies, as may be updated from time to time in the Company’s sole discretion. Without limiting the generality of the foregoing, the Company will reimburse you for monthly cell phone and internet costs, up to $200 per month, against receipts. Within fifteen (15) days of your execution of this Agreement, the Company shall directly pay by wire to Outten & Golden LLP the reasonable legal fees actually incurred by you in connection with the review and negotiation of this Agreement. Outten & Golden LLP shall provide the Company with a Form W-9 for this payment, and the Company shall provide both Outten & Golden LLP and you with a Form 1099.

5.
Paid Time Off – You will be eligible to accrue up to seventeen (17) days of paid time off (“PTO”) and three (3) floating holidays (“FLH”) per year, subject to the terms and conditions of the Company’s policies on leave and paid time off, as may be updated from time to time in the Company’s sole discretion.

6.	Reporting – You will report directly to the Company’s Chief Executive Officer.

7.
Work Location – You will be working on a hybrid model - according to the Company policy, your employment with the Company will be based on a hybrid work model. Accordingly, you shall be requested to attend the NY office of the Company at least 5 working days per month, in addition to periodic visits to the Tel-Aviv office of the Company and otherwise will be permitted to work from your home or another location of your choosing.

8.
Company Rules; Representations – As an employee of the Company, you will be expected to abide by the Company’s policies, rules, and regulations, including the Company’s Code of Business Conduct and Ethics, which is available on the Company’s website at: https://investors.kaltura.com/corporate-governance/governance-overview. As a condition to your employment with the Company, you will be required to sign (i) an acknowledgment that you have read and understood the Company rules of conduct as provided in the Company’s Employee Handbook (the “Employee Handbook Acknowledgment”); and (ii) the employment representation statement attached hereto as Exhibit B (the “Employment Representation Statement”).

9.
Section 16 Officer – as a CFO, you will be a Section 16 Officer. Accordingly, among other things, you shall be subject to enhanced responsibility and liability, and certain reporting obligations and trade restrictions. You shall be requested to provide your EDGAR Code should you want the Company to make such SEC filings for you. You shall be requested to execute an acknowledgement and consent to the Company’s Clawback Policy, and it is advisable that you establish a Rule 10b5-1 plan.

10.
Background Check – The offer of employment set forth in this Letter is contingent upon successful completion of a background investigation in accordance with Kaltura’s standard background check policies.

11.
Additional Terms – Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, however, you will not be eligible for overtime pay. You must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (“IRCA”) and other applicable laws. Enclosed is a copy of the Employment Verification Form and W-4, with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work. Additionally, you may be required to verify your former employment and supply official documents related to any educational diploma you claim to have.

12.
Term & Termination – Your employment with the Company will commence on the Effective Date, for an indefinite period until the termination thereof by either party in accordance with the terms hereof or as shall further be set forth in the definitive employment agreement (the “Term” or “Term of Employment”). You may terminate your employment with the Company at any time and for any reason whatsoever, by providing the Company a 60-day advanced written notice of termination (“Advanced Termination Notice”) and likewise, in the event of termination of the Term by the Company without Cause (as such term shall be defined in the definitive employment agreement), you shall also be entitled to receive from the Company an Advanced Termination Notice or payment of the monthly Base Salary in lieu thereof (without perquisites), as the Company may elect at its sole and absolute discretion. If your employment ends for any reason, you shall be entitled to payment of (i) your unpaid Base Salary through the date of termination; (ii) all of your accrued, but unused paid time off; (iii) any unpaid expense reimbursements incurred by you as of the date of termination; and (iv) any earned but unpaid Performance Based Compensation from a prior fiscal year ((i) through (iv), the “Accrued Obligations”).

13.
Severance Pay – if and in the event that the Company shall terminate the Term of Employment without Cause (as such term is defined below) or for Good Reason (as such term is defined below), then, in addition to the Accrued Obligations, you shall be entitled to a Severance Pay that shall include the following: (i) a cash payment equal to 6-months Base Salary in three subsequent bi-monthly installments of 2-months Base Salary each; (ii) a cash payment equal to a pro-rata portion of your annual Performance Based Compensation entitlement on the basis of your and the Company’s attainment of certain goals and objectives as shall be defined by the Company and set forth in your annual bonus plan according to the then current Company’s Executive Compensation Plan, with respect to your actual employment Term throughout such year; and (iii) Kaltura will subsidize Cobra coverage for a 6-month period commencing upon the expiry of the Employment Term.

For avoidance of doubt, you shall not be entitled to any additional benefit or right during or in connection with such 6-month severance term, nor to any vesting during such 6-month period of any outstanding equity award issued to you pursuant to the Kaltura, Inc. 2021 Incentive Award Plan or otherwise.

14.	Definitions – As used herein:

14.1.
“Cause” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement or offer letter between the Employee and the Company, any of the following: (i) the Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of the Company’s documents or records; (ii) the Employee’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Employee’s improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act by the Employee which has a material detrimental effect on the Company’s reputation or business or which brings the Employee into widespread public disrepute; (v) the Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Employee of any employment or service agreement between the Employee and the Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Employee’s commission or conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Employee’s ability to perform his or her duties with the Company. For purposes of this Agreement, whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

14.2.
“Good Reason” shall mean, unless such term or an equivalent term is otherwise defined by any employment agreement or offer letter between the Employee and the Company, the occurrence of any of the following without the Employee’s voluntary written consent: (i) a material breach by the Company of any material provision of this Agreement of any employment or service agreement between the Employee and the Company; (ii) a reduction resulting in the value of the Employee’s salary and/or the monetary value of Employee’s benefits, of more than 12.5%, unless such reductions are made in the same proportion as part of across-the-board salary reductions for substantially all other employees with a similar level; (iii) the Company’s relocation of the Company office to which the Employee primarily reports (the “Office”) to a location that increases the distance from the Employee’s principal residence to the Office by more than fifty (50) miles; or (iv) a substantial diminution in the nature or status of Employee’s responsibilities, duties, titles or reporting level (unless otherwise agreed to by Employee’s), provided, however, that notwithstanding the foregoing, for purposes of this subsection (iv), a substantial diminution in such nature or status shall not exist in the event that due to a Change in Control the Employee has authority and responsibility over a division, subsidiary or entity that is substantially similar in size to the division, subsidiary or entity over which the Employee had authority and responsibility immediately prior to such Change in Control; provided, in each case, that the Employee first provided notice to the Company of the existence of the condition described above within fifteen (15) days of the initial existence of the condition, upon the notice of which the Company shall have thirty (30) days during which it may remedy the condition, and provided further that the separation of service must occur within fifteen (15) days following the end of such 30-day cure period.

14.3.
“Change in Control” means and includes each of the following: (a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (b) During any period of twenty-four consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the twenty-four month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.   Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A- 3(i)(5).   The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

This Letter, together with the attachments hereto, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Letter, require a written modification signed by an officer of the Company. If any provision of this Letter is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Letter and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Letter may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Letter and any disputes between the parties relating to the subject matter of this Letter are governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, and the competent courts of New York shall have sole and exclusive jurisdiction over any and all disputes arising in connection thereof.

The offer is contingent upon your: (1) signing the Non-Disclosure, and Proprietary Information and Inventions Agreement attached hereto as Exhibit C and any additional documents or instruments required by the Company, in its sole discretion, including, without limitation, the Employee Handbook Acknowledgment and the Employment Representation Statement; and (2) providing proof of your eligibility to work in the U.S.

This Letter shall remain valid until January 3, 2023, unless extended, renewed or otherwise modified by the Company.

We look forward to you accepting our offer and becoming a part of the Kaltura team.

Sincerely yours,

Sigal Srur
Chief Human Resources Officer

Accepted and agreed:

By:
Name:	John Doherty
Date:	January 15, 2024
SSN:	###-##-####
Address:	12485 World Cup Lane
Wellington, FL 33414

Exhibit A.1.

MBO and LTI Compensation
Principal Terms

1.	Bonus (MBO)

1.1.	Commencing 2024 (inclusive), the Employee’s total attainable annual Bonus (namely, the 100% MBO On-Target Bonus) shall be in an amount equal to the annual Base Salary (i.e., $470,000).

1.2.
The Employee’s entitlement to an annual Bonus for the calendar year of 2024 shall be determined, for such year only, on the basis of the Employee’s and the Company’s attainment of certain goals and objectives defined by the Company, which are set forth in the Employee’s annual bonus plan according to Company’s 2024 Executive Compensation Plan as shall be approved by the Company’s Compensation Committee of the Company , a summary of which is enclosed as Exhibit A.1.(a) hereof (the “2024 Executive Compensation Plan”), as follows:

1.2.1.
The potential maximum annual Bonus with respect to 100% attainment, satisfaction and performance against the 2024 Executive Compensation Plan’s targets and thresholds (namely, Individual Objectives and Company Financial Goals KPIs and OKRs) as elaborated or shall be elaborated in the 2024 Executive Compensation Plan, shall equal the gross amount of USD 470,000 (herein, the “Base OTB”).

1.2.2.	The potential maximum annual Additional Stretch Bonus for overachievement against such goals (>100%), may equal up to the gross amount of USD 176,250.

1.3.
Notwithstanding anything to the contrary in the Employment Agreement or any other agreements, arrangements, undertakings, obligations, representations, warranties and/or understandings, either oral, in writing or otherwise, relating to the Employee’s employment and/or grant of services and/or any other engagement, entered into or to be entered into between the Parties, the monetary value of the Base OTB to which the Employee shall be entitled under the 2024 Executive Compensation Plan up to 100% attainment, shall be granted in the form of the number of Restricted Stock Units (as defined in the Kaltura, Inc. 2021 Incentive Award Plan; the “Equity Incentive Plan”) having a Fair Market Value (as defined in the Equity Incentive Plan) as shall be determined by the Compensation Committee of the Board of Directors Company (“Compensation Committee”), to be settled in shares in accordance with the calculation and vesting terms set forth in the 2024 Executive Compensation Plan (the “MBO RSUs”), while any excess entitlement earned by the Employee for MBO overachievement up to the maximum Annual Additional Stretch Bonus (i.e., >100% attainment of the applicable goals under the 2024 Executive Compensation Plan) will be paid in cash in accordance with the entitlement and payment terms set forth under the 2024 Executive Compensation Plan.

1.4.
Except as set forth in Sections 1.2 and 1.3 above with respect to the 2024 annual Bonus, the Employee’s entitlement to annual Bonus and Additional Stretch Bonus shall be determined, for each subsequent calendar year, on the basis of the attainment of certain financial and operational metrics set by Kaltura, Inc.’s Board of Directors or Compensation Committee and shall be payable in cash.

1.5.
All Bonus payments, if any, shall be subject to all mandatory withholdings and deductions, and shall be deemed to be quoted in gross figures. In addition, all Bonus payments in currencies other than US Dollar (for 2024, the Additional Stretch Bonus payment) will be adjusted in accordance with the specific payment currency and US Dollar exchange rate that shall prevail as of the payment calculation date in accordance with the Company’s policies and procedures.

2.	2024 MBO RSUs Terms of Grant

Subject to the terms and provisions of the Equity Incentive Plan, the 2024 Executive Compensation Plan and the applicable Award Agreement, the MBO RSUs (if and to the Extent the Employee shall be entitled to such) shall be subject to the following:

2.1.	Grant Date: effective as of the effective date of the Compensation Committee’s approval of the 2024 Executive Compensation Plan (expected to occur in February 2024).

2.2.
Vesting: Up to the maximum number of the MBO RSUs that were granted to the Employee will be eligible to vest in accordance with the satisfaction and performance against the 2024 Executive Compensation Plan’s targets and thresholds (namely, 25% based on Individual Objectives and 75% based on the Company Financial Goals KPIs and OKRs set forth in Annex A,1(a) (with 100% achievement of such Company Financial Goals upon attainment of the Company’s formal plan and budget for 2024), upon and subject to the eligibility of the Employee to the cash payment of the Annual Bonus but for the conversion thereof to MBO RSUs which shall be determined following the approval of the final audited results for FY-24 (expected no later than March 15, 2025), subject, however, to the continued employment of the Employee through December 31, 2024.

2.3.
Contingencies: the MBO RSUs award shall be made pursuant to the Equity Incentive Plan, the 2024 Executive Compensation Plan and the appropriate award agreement to be executed by the Employee and countersigned by Kaltura, Inc., and to the execution and delivery of all required agreements and instruments pursuant to the Equity Incentive Plan and Kaltura, Inc.’s policies.

2.4.
Double trigger (Corporate Transactions; Change of Control): the MBO RSUs shall be subject to the “double trigger” mechanism as set forth in the Equity Incentive Plan (Sections 8.2, 8.3 and 11.6 thereof).

3.	Initial LTI Benefit

3.1.
Subject to the approval of the Compensation Committee of the Board of Directors of Kaltura, Inc., the Company anticipates granting the Employee the number of additional Restricted Stock Units having a Fair Market Value as shall be determined by the Compensation Committee, equal to $2,060,000 (two million sixty thousand US Dollars), as shall be stipulated in the 2024 Executive Compensation Plan (herein, “LTI RSUs”).

3.2.	The LTI RSUs will be governed by the terms and conditions of the Company’s Equity Incentive Plan, the respective provisions of the 2024 Executive Compensation Plan and applicable award agreements.

The LTI RSUs and the grant thereof shall be subject to the following:

3.2.1.	Grant Date: within 5 working days from the Effective Date.

3.2.2.
Vesting: Three-year vesting period from the Effective Date, with a one-year cliff and then quarterly vesting thereafter, subject to the Employee’s continued employment through each applicable vesting date.

3.2.3.
Double trigger (Corporate Transactions; Change of Control): the LTI RSUs shall be subject to the “double trigger” mechanism as set forth in the Equity Incentive Plan (Sections 8.2, 8.3 and 11.6 thereof).

3.3.
Contingencies: the LTI RSUs award shall be made pursuant to the Equity Incentive Plan, the 2024 Executive Compensation Plan and the appropriate award agreement to be executed by the Employee and countersigned by Kaltura, Inc., and to the execution and delivery of all required agreements and instruments pursuant to the Equity Incentive Plan and Kaltura, Inc.’s policies.

4.
Any annual bonus will be paid no later than March 15th of the immediately following calendar year. Except as provided in Section 13 (Severance Pay) of the Offer Letter with respect to the pro-rated annual bonus payable in connection with certain termination of employment, you must remain actively and continuously employed commencing on the Effective Date, and not in a notice period, through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.

Annex A.1(a)
2024 Executive Compensation Plan
Summary of Terms1

The 2024 Variable Cash Compensation Plan (in this Annex A.1.(a), the “Plan”) structure:

1.	MBO Bonus Plan Parameters

1.1.	Individual Objectives: 25% based on Annual OKRs

1.2.
Company Financial Goals: 75% based on the Company’s 2024 year-end financial results vs. 2024 budget allocated as shall be set forth in the Plan, which allocation may include components such as Company Subscription Revenue, Company Total Revenue, Net New ARR Addition, Company Adjusted EBITDA, and the like.

1.3.	Overachievement may entitle up to 137.5% of MBO stretch amount, while the excess layer above the 100% MBO attainment, if and as shall be achieved, will be paid in cash.

1.4.	Equity Awards: Constitutes of two types of grants: MBO RSUs and 2024 LTI RSUs, as further detailed below.

1.5.
Bonus: The potential annual variable cash bonus (namely, the On-Target Bonus; “OTB”) up to 100% MBO attainment, if and as shall be achieved, will be converted into and paid by virtue of the grant of MBO RSUs as further detailed below and in the Plan. Any excess OTB portion above the 100% attainment (namely, the over-attainment/stretch amount), will be paid in cash, if and to the extent applicable.

2.	MBO RSUs

2.1.	Reflects Cash Bonus Conversion to MBO RSUs as aforesaid.

2.2.	Subject to the following principal terms:

2.2.1.	Grant Date: within 5 working days from the Effective Date.

2.2.2.	Vesting: in one tranche upon and subject to entitlement to 2024 annual MBO cash Bonus but for the conversion to MBO RSUs, subject to continued employment on December 31st, 2024.

2.2.3.	Number of RSUs: The number of MBO RSUs will be based on OTB (On-Target Bonus) MBO entitlement of up to 100% attainment, if and as shall be achieved (pro-rata).

2.2.4.
Cliff (Threshold): If either of the Total Revenue or Adjusted EBITDA KPIs (or other KPIs as shall be determine by the Compensation Committee) is missed (i.e., attainment of 50% or under), then no Bonus will be paid or MBO RSUs awarded, regardless the attainment levels of all other KPIs.

2.2.5.	Acceleration: Double Trigger acceleration in accordance with the Company’s 2021 Incentive Award Plan and/or applicable award agreements thereunder.

1 This Annex A is only a summary of the full 2024 Executive Compensation Plan as approved or shall be approved by the Compensation Committee and which prevails and governs this Amendment. Such full Plan is available with the Company’s Corporate Secretary.

3.	2024 LTI RSUs

3.1.	Individual award as detailed in the Plan and the grant documents.

3.2.	Subject to the following principal terms:

3.2.1.	Grant Date: within 5 working days from the Effective Date.

3.2.2.
Vesting: Three-year vesting period from the Effective Date, with a one-year cliff and then quarterly vesting thereafter, subject to the Employee’s continued employment through each applicable vesting date.

3.2.3.	Acceleration: Double Trigger acceleration in accordance with the Company’s 2021 Incentive Award Plan and/or applicable award agreements thereunder.

Exhibit A.2.

1.
You will be eligible for a variable annual variable MBO cash bonus of up to 100% of your Base Salary each calendar year (less applicable taxes) commencing January 1st, 2025, based on Kaltura’s achievement of company-level financial performance goals, and your OKR performance as per company OKR Measurement plan.

2.
The variable annual variable MBO cash bonus mechanism may include acceleration in the case of overachievement, paid in cash, and cliff in the case of threshold non-achievement, were there shall be no Bonus entitlement.

3.
Any annual bonus with respect to a particular calendar year will be paid no later than March 15th of the immediately following calendar year. Subject to Section 13 (Severance Pay) of the offer Letter with respect to the first 12 month of employment, for any partial subsequent calendar year, you will be eligible for a pro-rated annual bonus based on the number of days you are employed by Kaltura during the applicable calendar year. Notwithstanding the foregoing, you must remain actively and continuously employed, and not on a notice period, through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.

Exhibit B

Employment Representation Statement

In connection with my employment with Kaltura, Inc., a Delaware corporation (the “Company”), the undersigned employee hereby represents and warrants to the Company the following:

1.
I represent and warrant that my employment with the Company does not conflict with, violate or breach any of the terms, conditions and provisions of any agreement, contract, license or other commitment to which I am a party or by which I am bound, including any obligation to or agreement with any previous or current employer or third party.

2.
I further represent and warrant that (i) I have obtained any and all consents, permits and approvals required in connection with my employment with the Company from any person and entity; (ii) no legal impediment exists with respect to my employment with the Company; and (iii) the services and work performed by me for or on behalf of the Company will not infringe upon any copyright, patent, trademark, trade secret or other proprietary right of any third party, including, without limitation, any current or former employer.

3.
I further represent and warrant that my employment by Company does not violate or breach any obligations towards any of my former employers and I agree to indemnify and hold the Company harmless with respect to any third-party claim brought against the Company related to such prior employment, and I explicitly release Company from any liability with respect to claims that might be brought against me or the Company in that respect, whether by contract, or any other legal theory.

4.	I undertake to promptly inform the Company if any of the above representations and warranties changes and/or if any consent required has expired or is otherwise not in effect.

5.	I will disclose the existence of my employment with the Company to any previous or current employer or third party if required to do so under applicable law or contract.

6.
I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.

IN WITNESS WHEREOF, the I hereby executed this Letter Amendment as of the date first hereinabove set forth:

By:
Name:	John Doherty
Title:	CFO
Date:	January 15, 2024

Exhibit C

Non-Disclosure, Proprietary Information, and Inventions Agreement

THIS NON-DISCLOSURE, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”) is made and entered by and between Kaltura Inc., a Delaware corporation (“Company”), and the undersigned individual (“Employee”), which Agreement will be effective as of the first day of the Employee’s employment by the Company (the “Effective Date”). Unless the context otherwise requires, the term “Company” also includes all direct and indirect existing and future subsidiary, parent or related corporations of the Company.

Agreement

Employee acknowledges that Employee’s employment by the Company creates a relationship of confidence and trust between Employee and the Company with respect to all Confidential Information (as defined below) of the Company;

NOE THEREFORE, in consideration and as a condition of Employee’s employment by the Company, the compensation paid therefore and the benefits received therefore, the sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1.	Confidential Information

1.1.
Confidentiality. Except as herein provided, Employee agrees that during and after termination of his or her employment with the Company, he or she (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or supervisors of the Company from time to time regarding Confidential Information. “Confidential Information” includes but is not limited to Inventions (as defined in section 2(b)), trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Employee may produce, obtain or otherwise acquire or have access to during the course of his or her employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; operations and production costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company.

1.2.
Limitation.  Employee shall have no obligation under this Agreement to maintain in confidence any information that (i) is in the public domain at the time of disclosure, (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligation, or (iii) is in Employee’s possession or known to Employee prior to employment with the Company after being provided to the Employee by a third party not obligated to any confidentiality obligations vis-à-vis the Company or from the Company under no confidentiality or limitation. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

1.3.
Former Employer Information. Employee agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Employee will defend and indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

1.4.
Third Party Information. Employee recognizes that the Company may have received, and in the future may receive, confidential or proprietary information from third parties that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he or she owes the Company and such third parties, during Employee’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

1.5.
Conflicting Activities. While employed by the Company, Employee will not work as an employee or consultant of any other organization or engage in any other activities which conflict, directly or indirectly, with Employee’s obligations to the Company without the express prior written approval of the Company.

1.6.
Defend Trade Secrets Act Notice of Immunity Rights. Employee acknowledges that the Company has provided the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Confidential Information to Employee’s attorney and use the Confidential Information in the court proceeding, if Employee files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

2.	Inventions

2.1.
Inventions Retained and Licensed. Employee represents that there are no Prior Inventions (as defined below). Employee hereby acknowledges that, if in the course of his or her service for Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which he or she has an interest, the Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable right and license to make, have made, modify, create derivative works, reproduce, use, offer to sell, sell, sublicense and otherwise distribute such Prior Invention (as may be improved or enhanced by or for the Company) and in the event of copyrightable materials, copy, distribute, publicly perform, publicly display, make derivative works thereof, and sublicense such copyrightable materials, as part of or in connection with such product, process or machine.

For the purposes of this Agreement, the term “Prior Inventions” shall mean inventions, ideas, improvements, designs or discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship, computer programs (including, but not limited to, code, modules, tools, and libraries) and trade secrets made or conceived by or belonging to Employee (whether made solely by Employee or jointly with others) that (i) were developed by Employee prior to Employee’s employment by the Company, (ii) relate to the Company’s actual or proposed business, operations, products or research and development, and (iii) are not assigned to the Company hereunder.

2.2.
Assignment of Inventions. Except as provided in Section 2(e) hereof, Employee hereby assigns and transfers to the Company, to the fullest extent under applicable law, his or her entire right, title and interest in and to all inventions, ideas, improvements, designs, developments, works, Company-specific know-how, original works of authorship, formulae, ideas, concepts, techniques, methods, systems, processes, compositions of matter, algorithms, computer software programs (including, but not limited to, any code, modules, tools, and libraries), databases, trade secrets and discoveries and any other intellectual creations of any nature whatsoever (the “Inventions”), whether or not patentable and whether or not reduced to practice, made or conceived by Employee, whether solely by Employee or jointly with others, during the period and within the scope of or in connection with his or her employment with Company that (i) relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, (ii) are developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company, its affiliates or subsidiaries, or by the scope of Employee’s duties and responsibilities with the Company, its affiliates or subsidiaries. In the event that Employee believes that he or she is entitled to ownership, either in whole or in part, of an Invention pursuant to Section 2(e) hereof, he or she shall notify the Company of such in writing. Except in such cases as the Board of Directors of Company confirms in writing that Employee is entitled to ownership, Employee agrees that all Inventions are the sole property of the Company. Employee further acknowledges that all original works of authorship that are made by Employee, solely or jointly with others, within the scope of and during the period of Employee’s employment by the Company and that are protectable by copyright are “works made for hire,” as defined in the U.S. Copyright Act and shall be owned solely by the Company. Without derogating from the aforementioned, the Employee hereby explicitly waives any interest, claim or demand that the Employee may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Inventions. The Employee hereby acknowledges and declares that the monthly salary and any other benefits provided under the offer letter to which this Exhibit is attached, constitutes the entire compensation to which he/she is entitled to and includes any and all consideration with respect to the Inventions developed by him/her. The Employee further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalty with respect to the Moral Rights (as defined below).

“Moral Rights” as used herein means the rights of an author under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

2.3.
Disclosure of Inventions. Employee agrees that in connection with any Invention: (i) Employee shall promptly disclose such Invention in writing to his or her immediate supervisor at the Company (which shall be received in confidence by the Company), with a copy to the Company, regardless of whether Employee believes the Invention is covered by Section 2(e), in order to permit Company to claim rights to which it may be entitled under this Agreement; and (ii) Employee shall, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by Section 2(b) (an “Assignable Invention”), and Employee will preserve any such Assignable Invention as Confidential Information of the Company.

2.4.
Patent and Copyright Registrations. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Assignable Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Assignable Inventions, and any copyrights, patents, or other intellectual property rights relating thereto. Employee further agrees that his or her obligation to execute or cause to be executed, when it is in his or her power to do so, any such instrument or papers shall continue after the termination of Employee’s employment by the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any U.S. or other patents or copyright registrations covering Assignable Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

2.5.
Exception to Assignments. Assignable Inventions shall not include any Invention (i) that Employee develops entirely on Employee’s own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to the Company’s actual or proposed business, products or research and development.

2.6.
Other Obligations. Employee acknowledges that Company from time to time may have agreements with other persons or with the U.S. or other governments, or agencies thereof, that impose obligations or restrictions on the Company regarding Inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

3.	Return of Confidential Material

Upon Company’s request or in the event of Employee’s termination of employment with the Company for any reason whatsoever, Employee agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment, and Employee will not retain or take with him or her any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that Employee may produce, acquire or obtain access to during the course of his or her employment.

4.	Notification of New Employer

If Employee leaves the Company’s employ, Employee hereby consents to the Company notifying Employee’s new employer of Employee’s obligations under this Agreement.

5.	Non-Solicitation and Non-Competition

5.1.
Restrictions. Employee agrees that during the period of his or her employment with the Company and for six (6) months after the date of termination of his or her employment with the Company (for any reason or no reason, whether voluntary or involuntary), he or she will not (i) induce, solicit, recruit or encourage (or endeavor to induce, solicit, recruit or encourage) any employee or consultant of the Company to leave the employ of the Company, (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company), (iii) engage in any activity that is directly competitive with the business or demonstrably anticipated business of the Company (iv) carry on or hold an interest in any corporation, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the products or services of the Company, or (v) assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company or act as an employee, officer consultant or in any managerial capacity in a business in competition with the Company.

5.2.
Enforcement. If at any time any of the provisions of Section 5(a) are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The provisions of Section 5(a), as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

6.	Representations

Employee agrees to execute any proper oath or verify any proper document required to carry out or evidence compliance with the terms of this Agreement. Employee represents that his or her performance of all the terms of this Agreement, and as an employee of the Company, will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s retention by the Company. Employee has not entered into, and Employee agrees that he or she will not enter into, any oral or written agreement in conflict herewith.

7.	Equitable Relief

Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement. Accordingly, Employee agrees that if Employee breaches this Agreement, including without limitation the provisions of Paragraph 5(a), hereunder, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to such injunction’s issuance and to the ordering of specific performance. In any legal proceeding commenced under this Paragraph 7, the losing party shall pay the prevailing party’s actual attorneys’ fees and expenses incurred in the preparation for, conduct of or appeal or enforcement of judgment from the proceeding. The phrase “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

8.	Governing Law; Consent to Personal Jurisdiction

This Agreement will be governed by the laws of the State of New York, without regard to the choice of law provisions thereof. Employee hereby expressly consents to the personal jurisdiction of the competent courts of New York for any lawsuit arising from or relating to this Agreement and hereby agree to submit to the exclusive jurisdiction of the courts of New York for any such lawsuit.

9.	Entire Agreement

This Agreement sets forth the entire agreement and understanding between Company and Employee relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company. Any subsequent change or changes in Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

10.	Severability

If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

11.	Successors and Assigns

This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

12.	Counterparts

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

13.	No Employment Contract

Nothing in this Agreement shall be construed to create a contract of employment, either express or implied-in-fact, for any fixed term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EFFECTIVE DATE:

Kaltura, Inc.		Employee
By:		By:
Name:	Sigal Srur	Name:	John Doherty
Title:	Chief HR Officer	Date:	January 15, 2024
Date:	January 15, 2024